Exhibit 10.15

VANTIV, INC.
2012 Equity Incentive Plan
RESTRICTED STOCK UNIT AWARD NOTICE
Vantiv, Inc. (the “Company”) has awarded you the number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Notice, the 2012 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:	Carlos Lima
Date of Grant:	July 2, 2012
Total Number of RSUs Granted:	14,761
Vesting Schedule:	The RSUs shall vest in accordance with the following schedule, so long as your Continuous Service Status continues on each such vesting date:

	Vesting Date	Number of RSUs Vesting
	July 2, 2014	7,381
	July 2, 2015	3,690
	July 2, 2016	3,690
As a condition to your receipt of the RSUs, you agree to enter into the restrictive covenant agreement attached hereto as Exhibit A.
Your RSUs will vest only if you continue to provide services to the Company over time and nothing in this Notice, the Award Agreement or the Plan confers upon you any right to continue your employment with the Company for any period of time, nor does it interfere in any way with your right or the Company's right to terminate your employment at any time, for any or no reason. Vesting will cease upon the termination of your Continuous Service Status. Any RSUs that have not yet vested will be forfeited immediately after termination of your Continuous Service Status.
You acknowledge receipt of, and understand and agree to, this Restricted Stock Unit Grant Notice, the Award Agreement, the Plan and the stock plan prospectus for this Plan.

PARTICIPANT:	VANTIV, INC.

By:
Signature
Title:
Name
Date:
Date

VANTIV, INC.
2012 Equity Incentive Plan
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Agreement (the “Agreement”) and in consideration of your services, Vantiv, Inc. (the “Company”) has awarded you a Restricted Stock Unit award (the “Award”) under its 2012 Equity Incentive Plan (the “Plan”) for the number of RSUs indicated in the Award Notice. Capitalized terms not explicitly defined in this Agreement or in the Award Notice but defined in the Plan will have the same definitions as in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.
The details of your Award, in addition to those set forth in the Award Notice and the Plan, are as follows:
1. Grant. This Award represents your right to be issued on a future date one share of the Company's Class A Common Stock for each RSU that vests.
2. Vesting. The RSUs will vest as provided in the Award Notice, subject to (i) your Continuous Service Status on each applicable vesting date and (ii) any acceleration provisions contained in the Plan or described below.
3. Forfeiture. Vesting will cease upon the termination of your Continuous Service Status. Any RSUs that have not yet vested will be forfeited immediately after termination of your Continuous Service Status.
4. Conversion into Common Stock. Each RSU represents the right to receive one share of the Company's Class A Common Stock (the “Shares”) on the date that the RSU vests. Shares will be issued as soon as practicable after the applicable vesting date. As a condition to such issuance, Participant shall have satisfied his or her tax withholding obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. Vested RSUs will be paid in whole shares. In no event will the Company issue a fractional share. Any fraction of a share will be rounded down to the nearest whole share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company's counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
5. Tax Treatment. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested and Shares issued, or otherwise incurred in connection with the RSUs, may be satisfied in any of the following manners determined by the Company (and the Company may with notice to Participant require any of the following methods): (i) by Shares being sold on your behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan), which the Company determines is sufficient to generate an amount that meets the tax withholding obligations (and any associated broker or other fees) plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding (and any associated broker or other fees) to the Company, and such Shares may be sold as part of a block trade with other participants of the Plan; (ii) with the consent of the Company in its discretion, by the Company withholding a number of Shares that would otherwise be issued under the RSUs that the Company determines have a fair market value equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; (iii) with the consent of the Company in its discretion, by delivering to the Company Shares that you own that have vested with a fair market value equal to the amount required to be withheld; (iv)  with the consent of the Company in its discretion, by payment by Participant to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (v) by such other means as the Company deems appropriate. Participant hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Participant to the Company and to take any action necessary in accordance with this paragraph. Notwithstanding the foregoing, Participant acknowledges and agrees that he is responsible for all taxes that arise in connection with the RSUs becoming vested and Shares being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section.
For clarification purposes, in no event will the Company issue you any Shares unless and until arrangements satisfactory to the Company have been made for the payment of your tax withholding obligation. If you fail to do so by the time they become due, you will permanently forfeit your RSUs to which your tax withholding obligation relates, as well as any right to receive Shares otherwise issuable pursuant to those RSUs.

In the event the Company's obligation to withhold arises prior to the delivery to you of Shares or it is determined after the delivery of Shares to you that the amount of the Company's withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
6. Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant's designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant's estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7. Restrictions on Transfer. Except to the limited extent provided in Section 6, prior to the time that Shares have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the RSUs or the Shares in respect of your RSUs. This restriction on transfer will lapse upon delivery to you of Shares in respect of your vested RSUs. .
8. No Stockholder Rights. Participant will have no voting or other rights as the Company's other stockholders with respect to the RSUs until issuance of the Shares. For the avoidance of doubt, until the RSUs vest and certificates representing the Shares have been issued and delivered to you, you shall not have any right to receive or otherwise be entitled to participate in any cash dividends declared or awarded with respect to the Company's Shares.
9. No Employment/Service Rights. Neither this Agreement nor the grant of the RSUs hereby confers on Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes in any way with the right of the Company or any Subsidiary to determine the terms of Participant's employment or service.
10. Terms of Plan; Interpretations; Entire Agreement. These RSUs are granted under and subject in all respects to the terms and conditions of the Plan, which is incorporated herein and made part hereof by this reference. You acknowledge that you have reviewed a copy of the Plan and fully understood its content. In the event of a conflict between the terms of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board or the Committee, shall be controlling and govern. You acknowledge that all decisions, interpretations and determinations of the Committee and/or the Board in respect of these RSUs, this Agreement and the Plan will be final, binding and conclusive upon you and your legal representatives. This Agreement (including the Award Notice) contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.
11. Electronic Delivery. We may, in our sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by us or another third party designated by us.
12. Section 409A. In addition and notwithstanding anything to the contrary in this Agreement (including the Award Notice), we reserve the right to revise this Agreement as we deem necessary or advisable, in our sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of RSUs. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities under this Agreement will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
13. Amendment, Suspension or Termination of the Plan. By accepting these RSUs, you expressly warrant that you have received an award of RSUs under the Plan, and have received, read and understood a description of the Plan. You understand that the Plan is discretionary in nature and may be amended, suspended or terminated by us at any time.
14. Governing Law; Waiver of Jury Trial; Service of Process. This Agreement will be governed by Delaware state law without giving effect to its conflict of law principles. The Company and Participant, as a condition to Participant's receipt of the RSUs, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Hamilton County, Ohio, and agree that litigation will be conducted in the courts of Hamilton County, Ohio, or the federal courts for the United States for the Southern District of Ohio, and no other courts. The Participant waives any right he or she may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or the Plan. The Participant, as a condition to the Participant's receipt of the RSUs, hereby irrevocably appoints the Chief Legal Officer of the Company as the

Participant's agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or this Agreement, who shall promptly advise the Participant of any such service of process.
15. Confidentiality. As a condition to your receipt of the RSUs, you agree to keep confidential the existence of, and any information concerning, a dispute, controversy or claim arising out of or relating to or concerning the Plan or this Agreement, except that you may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim and to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
16. Restrictive Covenant Agreement. As a condition to your receipt of the RSUs, you will enter into the restrictive covenant agreement attached hereto as Exhibit A and incorporated herein and made part hereof by this reference.